Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2025 Profit

First Quarter 2025 Summary

●	Q1 2025 pre-tax income of $121 million, net income of $101 million, or $2.42 per diluted share
●	Q1 2025 block hour production increased by 22% compared to Q1 2024 and was up slightly compared to Q4 2024
●	SkyWest reached a multi-year contract extension with Delta Air Lines for five CRJ700 and 11 CRJ900 aircraft

ST. GEORGE, UTAH, April 24, 2025 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q1 2025, including net income of $101 million, or $2.42 per diluted share, compared to net income of $60 million, or $1.45 per diluted share, for Q1 2024. SkyWest’s Q1 2025’s net income included a $10 million discrete income tax benefit of $0.24 per diluted share.

Commenting on the results, Chip Childs, President and Chief Executive Officer of SkyWest, said, “Although the airline industry is dealing with uncertain macroeconomic factors, demand for our product remains solid. We continue to be committed to adding value to our partners’ network strategies, improving daily scheduled service to smaller communities, and deploying our capital to improve our fleet for long-term opportunities. I want to thank our teams for continuing to deliver an exceptional product through the challenging winter conditions of the first quarter.”

Financial Results

Revenue was $948 million in Q1 2025, up $144 million, or 18%, from $804 million in Q1 2024. SkyWest’s Q1 2025 block hour production increased 22% compared to Q1 2024, which reflects improvements in captain availability, higher fleet utilization and strong demand.

Operating expenses were $809 million in Q1 2025, up $105 million, or 15%, from $704 million in Q1 2024, driven by expected incremental maintenance costs incurred on our CRJ fleet and by the increase in flight production year-over-year, partially offset by operating efficiencies from higher utilization of our fleet.

Capital and Liquidity

SkyWest had $751 million in cash and marketable securities at March 31, 2025, compared to $802 million at December 31, 2024.

Total debt at March 31, 2025 was $2.6 billion, down from $2.7 billion at December 31, 2024. Capital expenditures during Q1 2025 were $73 million for the purchase of four CRJ550 aircraft, spare engines and other fixed assets.

Under its previously announced share repurchase program authorized by the SkyWest Board of Directors in May 2023, SkyWest repurchased 141,000 shares of common stock for $13.7 million during Q1 2025 at an average price per share of $97.27, up from 47,000 shares repurchased during Q4 2024. As of March 31, 2025, SkyWest had $34 million of remaining availability under its current share repurchase program.

Commercial Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming announced fleet deliveries. The table below summarizes E175 aircraft anticipated future deliveries during the periods indicated based on currently available information, which is subject to change.

	Anticipated
	2025	2026	Total
United Airlines	7	8	15
Alaska Airlines	1	ꟷ	1
Total	8	8	16

By the end of 2026, SkyWest is scheduled to operate a total of 278 E175 aircraft.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter (“SWC”) and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 42 million passengers in 2024.

SkyWest will host its conference call to discuss its first quarter 2025 results today, April 24, 2025, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/445220316. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2025 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries, fleet expansion and anticipated fleet size for SkyWest in upcoming periods, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements and quickly placing new aircraft deliveries into service, the expected terms, timing and benefits related to SkyWest’s leasing, strategic partnership and joint venture transactions, scheduled flight service to smaller communities, increasing the utilization and efficiency of all fleet types as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; uncertainty regarding timing and performance of key third-party service providers; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, including captains, and related staffing challenges; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine, as well as Israel and Hamas, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; the availability of parts used in connection with maintenance and repairs of the aircraft; the availability of suitable replacement aircraft for aging aircraft; the impact of recently enacted and proposed U.S. tariffs on global economic conditions and the financial markets, passenger demand, the cost of aircraft parts and supplies sourced internationally and the cost of service providers located outside of the United States; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
OPERATING REVENUES:
Flying agreements	$915,994	$778,289
Lease, airport services and other	32,461	25,325
Total operating revenues	948,455	803,614

OPERATING EXPENSES:
Salaries, wages and benefits	377,311	350,999
Aircraft maintenance, materials and repairs	209,100	145,415
Depreciation and amortization	89,446	95,870
Airport-related expenses	27,823	21,164
Aircraft fuel	24,488	20,888
Other operating expenses	80,910	69,772
Total operating expenses	809,078	704,108
OPERATING INCOME	139,377	99,506

OTHER INCOME (EXPENSE):
Interest income	10,086	11,626
Interest expense	(27,118)	(29,829)
Other expense, net	(1,627)	(1,128)
Total other expense, net	(18,659)	(19,331)

INCOME BEFORE INCOME TAXES	120,718	80,175
PROVISION FOR INCOME TAXES	20,167	19,877
NET INCOME	$100,551	$60,298

BASIC EARNINGS PER SHARE	$2.48	$1.50
DILUTED EARNINGS PER SHARE	$2.42	$1.45

Weighted average common shares:
Basic	40,490	40,299
Diluted	41,599	41,492

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,
	2025	2024
Cash and marketable securities	$750,884	$801,628
Other current assets	320,240	315,439
Total current assets	1,071,124	1,117,067

Property and equipment, net	5,552,055	5,521,796
Deposits on aircraft	70,752	65,612
Other long-term assets	420,335	435,392
Total assets	$7,114,266	$7,139,867

Current portion, long-term debt	$486,119	$535,589
Other current liabilities	930,805	894,002
Total current liabilities	1,416,924	1,429,591

Long-term debt, net of current maturities	2,073,463	2,136,786
Other long-term liabilities	1,149,588	1,164,709
Stockholders' equity	2,474,291	2,408,781
Total liabilities and stockholders' equity	$7,114,266	$7,139,867

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	March 31, 2025	December 31, 2024	March 31, 2024
E175 aircraft	262	262	240
CRJ900 aircraft	35	36	41
CRJ700/CRJ550 aircraft	114	119	105
CRJ200 aircraft	77	75	89
Total aircraft in service or under contract	488	492	475

As of March 31, 2025, SkyWest leased 35 CRJ700/CRJ550s and five CRJ900s to third parties and had nine CRJ200s that are configured for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended March 31,
Block hours by aircraft type:	2025	2024	% Change
E175s	207,362	178,985	15.9%
CRJ900s	22,988	17,392	32.2%
CRJ700s/CRJ550s	75,077	58,285	28.8%
CRJ200s	46,728	35,139	33.0%
Total block hours	352,155	289,801	21.5%

Departures	201,838	169,432	19.1%
Passengers carried	10,390,364	9,149,453	13.6%
Adjusted flight completion	99.9%	99.9%	—	pts
Raw flight completion	98.2%	97.7%	0.5	pts
Passenger load factor	78.6%	80.8%	(2.2)	pts
Average trip length	465	461	0.9%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on SkyWest’s consolidated balance sheet. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of March 31, 2025 and December 31, 2024 (dollars in thousands, unaudited).

	Three Months Ended
	March 31,
	2025	2024
Revenue recognized in excess of fixed cash payments received	$12,910	$863

	As of March 31,	As of December 31,
	2025	2024
Cumulative fixed cash payments received in excess of revenue recognized, commonly referred to as "deferred revenue"	$309,459	$322,369